Exhibit 3.44(c)
State of Delaware Secretary of State Division of Corporations Daiivrd 1220 PM 09/30/2008 ‘LED 12:10 PM 09/30/2008 080998702 — 4082057 FILE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF CONCRETE )OOCJI ACQUISITION, INC. Ills hereby certified that: 1. The name of the corporaLion (hereinafier called the “corporation”) is Concrete XXXII Acquisition, Inc. 2. The certificate of incorporation of the corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article FIRST the following new Article FIRST: “FIRST: The name of the corporation (hereinafter called the “corporation”) is: USC Technologies, Inc.” 3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Signed on the 30’ day of September. 2008. C(n’t M. Lindema L, Sole Director and President